Exhibit 99.1

American Healthcare REIT Announces Leadership Appointments

Jeff Hanson Named CEO; Gabe Willhite Elevated to President; Danny Prosky Retires as CEO, Continues as Director; Scott Estes Named Lead Independent Director

IRVINE, Calif., July 22, 2026 – American Healthcare REIT, Inc. (NYSE: AHR) (the “Company”) today announced leadership appointments that build on a decade of stability while accelerating the Company’s focus on platform-enhancing strategies as it enters its next phase of growth and value creation for stockholders.

Effective immediately:

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Jeff Hanson has been named the Company’s Chief Executive Officer, while he continues in his role as Chairman of the Board.
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Gabe Willhite has been elevated to President, in addition to his ongoing role as Chief Operating Officer.
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Danny Prosky, who had served as President and Chief Executive Officer since the Company’s formation, has retired from his executive role and continues to serve as a member of the Board of Directors and as an advisor to the management team.
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Scott Estes, an independent member of the Board of Directors, has been appointed Lead Independent Director.

Hanson had served as Interim Chief Executive Officer since February 2026, when Prosky began a medical leave of absence following a serious health event. After thoughtful consideration, Prosky has elected to step back from day-to-day executive responsibilities. The Board of Directors has appointed Hanson, a co-founder of the Company who has served as Chairman of the Board since its formation, to continue in the Chief Executive Officer role.

“In light of Danny’s decision to retire following a remarkable recovery and a tremendous 35-year career marked by excellence at every turn, I am honored to serve the Company as CEO, and I do so with great confidence in the depth of leadership we have established across this organization,” Hanson said. “Danny, Mathieu Streiff and I built this platform together over the past two decades, and Danny’s extraordinary leadership leaves an indelible mark for which we are profoundly grateful. His continued involvement as a director and trusted advisor is deeply appreciated by our Board of Directors and every employee of American Healthcare REIT.”

“Although my recovery has gone exceedingly well, I am fortunate that AHR’s depth gives me the flexibility to prioritize my family at this stage of my life. This Company is strong, the strategy is delivering industry-leading results, and the senior leadership team is exceptional,” Prosky said. “I remain fully engaged as a director and advisor to the executive management team, and I am deeply grateful to our employees, our operating partners, our Board of Directors and our shareholders for their trust over so many years.”

Willhite has been with the Company and its predecessors since 2016, when he joined as Senior Vice President, Assistant General Counsel. He was promoted to Executive Vice President, General Counsel in 2020 and then to Chief Operating Officer in 2022.

“Gabe’s elevation to President recognizes a decade of consistent performance and enterprise leadership. He has earned the confidence of our Board, the senior management team, and our key partners,” said Hanson. “His expanded role positions him to take on broader operational responsibility, specifically focused on strategies to further scale the platform. While we are proud of what this team has built, we remain focused on ensuring that the best version of this company is ahead of us.”

Willhite added: “I am honored by the Board’s confidence and am grateful for the opportunity to serve the Company in this expanded role. We are in the early stages of a generational investment opportunity in the senior housing sector, and I am excited to help lead the Company through such a dynamic and transformative period.”

Lead Independent Director Appointment

The Board of Directors has appointed Scott Estes, who has served as an independent director of the Company since August 2022 and Chair of the Audit Committee since June 2023, as Lead Independent Director. Estes is the former Chief Financial Officer of Welltower Inc. (NYSE: WELL), where he served from 2006 to 2017 and led capital markets activity that raised more than $24 billion in equity and unsecured debt capital. He also currently serves as Chairman of the Board of Essential Properties Realty Trust (NYSE: EPRT) and as a member of the Board of Trustees and Audit Committee Chair of JBG SMITH Properties (NYSE: JBGS). Estes’ appointment as Lead Independent Director is an acknowledgment of his exemplary leadership and reflects the Company’s continued commitment to strong corporate governance.

“This transition reflects thoughtful planning and the strength of leadership that has been built,” Estes said. “Since I joined the Board in 2022, I have been extraordinarily impressed with the results delivered by AHR’s senior management and their strategic vision. The Board has full confidence in the team, and I look forward to supporting the continued execution of our business plan as Lead Independent Director.”

About American Healthcare REIT, Inc.

American Healthcare REIT, Inc. (NYSE: AHR) is a real estate investment trust that acquires, owns and operates a diversified portfolio of clinical healthcare real estate, focusing primarily on senior housing communities, skilled nursing facilities, and outpatient medical buildings across the United States, and in the United Kingdom and the Isle of Man.

SOURCE American Healthcare REIT, Inc.

Investor Contact:

Alan Peterson

VP, Investor Relations & Finance

(949) 270-9200

investorrelations@ahcreit.com

Media Contact:

Damon Elder

Spotlight Marketing Communications

(949) 427-1377

damon@spotlightmarcom.com